Exhibit 10.27

September 7, 2011

Simon Nankervis

13 Kitchener Street

Balwyn, Victoria, Australia 3103

Dear Simon,

I am pleased to offer you the position with American Eagle Outfitters, Inc., or one of its subsidiaries or affiliates (collectively, the “Company”) of Vice President / Franchise Management & New Business Development, reporting to me, James O’Donnell, Chief Exeutive Officer. Your employment with the Company will commence on October 1, 2011 (the “Start Date”). The following summarizes your total compensation package, including our Benefits Program, which proudly reflects the value we place in our Associate family.

Title: Vice President / Franchise Management & New Business Development

Salary: Annual base salary = $375,000.

Visas: The proposed effective date of your Employment is October 1, 2011, or as soon thereafter as the Company receives the visas and/or work permits required for you to lawfully reside and work in the United States. The Company will pay all costs associated with obtaining your visas and/or work permits. For the avoidance of doubt, this employment offer is conditioned upon the Company’s receipt of visas and/or work permits. In the event you are unable to obtain them, this employment offer will be automatically rescinded. You are also required to maintain the relevant visas and/or work permits in good standing at all times during your employment with the Company.

Sign-on Bonus: You are eligible to receive a $50,000 sign-on bonus. You will be required to adhere to the attached Bonus Repayment Agreement.

Annual Incentive Compensation Bonus: You will be eligible to earn an incentive compensation bonus of 40% (Target) of your salary equal to $150,000 with a maximum up to 80% of your salary equal to $300,000. You will first be eligible to receive this bonus for the Company’s FY 2011 (to be paid in Spring, 2012) based upon the achievement of Company and Brand (where applicable) financial performance-based goals established by the Compensation Committee of the Board of Directors (the “Compensation Committee”).

Restricted Stock Units: You will be eligible for consideration for a Restricted Stock Unit award (“RSU”) in Spring, 2012. The grant will have a value of $150,000. The number of units subject to that award will be calculated by dividing $150,000 by the closing price of AEO common stock on the grant date. This number of units can fluctuate based on the stock price at the grant date, but the overall grant value will remain constant. The units will be a part of the grant made by the Compensation Committee pursuant to and subject to all terms and conditions set forth in the Company’s 2005A Plan.

If Company performance meets or exceeds certain targets for FY 2012, the entire RSU grant will vest upon certification of FY 2012 performance. The Compensation Committee must verify that the performance goals and other material terms are met prior to vesting. However, if the performance goals for FY 2012 are not met, then the RSU grant will vest proportionally over three years from the grant date based solely on your continued service to the Company over that period.

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September 7, 2011

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Performance Share Plan: You will be eligible for consideration for a Performance Share Plan award under the Company’s Long-Term Restricted Stock Unit Incentive Plan (the “RSU Plan”) in Spring, 2012. The grant will have a target value of $66,000. The number of Restricted Stock Units subject to this award will be calculated by dividing $66,000 by the closing price of AEO common stock on the grant date. This number of units can fluctuate based on the stock price at the grant date, but the overall value will remain constant. Vesting of this RSU award will be contingent upon the achievement of Company performance goals for a given 3-year period. Based upon Company performance, the units will vest at the end of the 3-year period. The actual number of units vested will be based upon a sliding performance scale, varying between 0-150% of the target award. Shares not vested at the end of the applicable 3-year period will be forfeited. The units will be part of the grant made by the Compensation Committee pursuant to and subject to all terms and conditions set forth in the Company’s 2005A Plan.

Housing Allowance: For the first 12 months of employment, AEO will provide you with a monthly housing allowance. The housing allowance will be $6,000/month net.

Taxes: You are responsible for all United States and Australian income and other tax liabilities (including, but not limited to, federal, state, local, municipal and social taxes, as applicable) that arise during your employment. Since the tax regime in the United States may differ greatly from Australian taxation, the Company will provide (at no cost to you) one arrival consultation with AEO’s designated tax assistance provider, to discuss United States taxation applicable to your specific facts and circumstances and anticipated general aspects of Australian taxation of Australian-source income received during the period of your United States employment. AEO’s designated tax assistance provider has offices in Australia as well as the United States. It is suggested that the consultation occur prior to your relocation to the United States in case any potential tax planning is desired before leaving Australia.

In addition, since the initial United States tax return may be complicated by multiple allowable filing positions in the year of US arrival, AEO’s designed tax assistance provider is authorized to prepare the initial year (calendar year ended 2011) United States income tax returns (including state and local, if applicable), at no cost to you. AEO’s designated tax assistance provided is also authorized to prepare your fiscal year 2011/2012 Australian income tax return, at no cost to you, due to Australian tax complexities that may arise due to your relocation to the United States for employment. All information related to your income tax returns is kept confidential between you and AEO’s designated tax assistance provider.

Similar to other US employees, you, and not AEO, will be required to prepare and file all global income tax returns not identified as authorized to be prepared by AEO’s designated tax assistance provider, as may be required.

Deferred Compensation Plan: Upon eligibility, you may select a percent amount of your before-tax salary and, in future years, your bonus to contribute a deferred compensation plan. This plan provides you with an additional savings vehicle and allows scheduled withdrawals without early withdrawal penalties in accordance with its terms.

Performance Review: Annual performance appraisals take place in March. You will receive your first evaluation for merit consideration in March, 2012, with a retro-active effective date to the beginning of the 2012 fiscal year.

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September 7, 2011

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401(k) Plan: You will be eligible to begin contributing on the first of the month following your 60th day of employment. The Company’s Associates are automatically enrolled at a 3% contribution rate. If you wish to decline enrollment or contribute at a different rate, you must contact The Principal by the 20th of the month prior to your eligibility. Automatic increases will occur January 1st of every year after you are automatically enrolled and will stop when you reach an elective deferral rate of six percent. The Company will match on the first 6% of associate contributions after one year of service with the following scale: 1-3% Associate contribution = 100% Company match; 4-6% Associate contribution = 50% Company match (i.e., you can contribute up to 6% and receive a Company match of 4.5%). In addition, Company Associates may contribute up to 30% of their annual earnings up to the IRS annual allowable maximum. Associates are 100% vested in their employee contribution from day one and are 100% vested in the employer match after two years.

Health Insurance: Medical, dental and vision coverage (if you elect to participate) will begin the pay period following your 60th day of employment. You can choose between our Aetna US Healthcare Open Choice PPO plan, Highmark Blue Cross Blue Shield PPO, or Highmark High Deductible PPO Blue 3000. Dental coverage is provided by United Concordia and Vision coverage is provided by Ameritas Group.

Disability Insurance: You will be provided with Short-term and Long-term Disability after your 180th day of employment at no cost to you in accordance with the terms of our plans. Additional supplemental insurance is also available.

Life Insurance: You will be provided with Life Insurance at one times your annual salary after your 60th day of employment at no cost to you. Accidental Death & Dismemberment Insurance will also be provided after your 60th day of employment at no cost to you. Also, you may purchase supplemental dependent and spousal life insurance.

Paid Time Off (PTO): You will accrue paid time off each pay period (every two weeks) to earn a maximum of 28 PTO days in your first year of employment; provided, however, that your paid time off will not be less than the amount of paid time off provided to the Company’s other Senior Executives. You may begin to use your PTO days after 60 days of employment. Paid Time Off is inclusive of all personal, sick and vacation days.

Associate Discount: You will receive 40% off regular price merchandise and 25% off sale merchandise.

Relocation: You will be eligible for a relocation package as outlined in the Company’s Relocation guide. You will be required to adhere to the attached Relocation Payback Agreement. Please contact Michele Lindemann at 412-432-4553 once you accept this offer. (Specific details enclosed).

At Will Employment: The Company is an “at will” employer. This means that you can terminate your employment at anytime and for any reason and the Company can also terminate your employment at any time and for any reason. You will not receive any cash bonus or restricted stock awards if you are not employed on the payment date (in the case of the cash bonus) or vesting date (in the case of a restricted stock unit award), and all unvested options will terminate.

Confidentiality, Non-competition and Intellectual Property Agreement: Your employment and eligibility for a payout of a pro-rated award under the Performance Share Plan (“RSU Plan”) after termination is conditioned upon your execution of the form of Confidentiality, Non-Competition and Intellectual Property Agreement included with this Offer Letter.

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September 7, 2011

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Third Party Confidential Information: The terms and conditions of your employment with the Company prohibit you from using or disclosing any confidential or proprietary information of third parties, including your prior employers. In your employment with the Company, you are expected to comply with any current contractual restrictions that prohibit either the misappropriation or disclosure of confidential and proprietary information or the solicitation of employees.

Background Screen: Your hiring and employment with the Company are contingent upon your submission to, and successful completion of, a background screen. If you begin work with the Company before your background screen is completed, before the Company has received the results, or if your results are unacceptable, your contingent employment may be terminated.

Future Compensation: The compensation package outlined herein is based on current Company benefits and compensation policies and practices. Your compensation and benefits levels are subject to change by the Company in the future; provided, however, that such a change may give rise to a separation for Good Reason.

Sincerely,

/s/ James O’Donnell
James O’Donnell
Chief Executive Officer

I have read and understand, and by my signature below agree to the terms and conditions of this offer letter:

/s/ Simon Nankervis	September 9, 2011
Simon Nankervis	Date

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September 7, 2011

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AMERICAN EAGLE OUTFITTERS, INC.

Confidentiality, Non-Solicitation, Non-Competition And

Intellectual Property Agreement

As a new officer and/or employee of American Eagle Outfitters, Inc., or one of its subsidiaries or affiliates (collectively, the Company), the undersigned will be placed or retained by the Company in a position of special trust and confidence, will be granted access to or may develop trade secrets, intellectual property, and other confidential or proprietary information (“Confidential Information”) of the Company, and will be authorized to communicate with customers, vendors, employees and others to develop good will for the Company.

NOW, THEREFORE, in recognition of the highly competitive nature of the business conducted by the Company and in exchange for and in consideration of:

•	my employment with the Company;

•	the compensation and benefits provided pursuant the Offer Letter dated September 7, 2011, and

•	to be eligible to receive a pro-rated award under the Performance Share Plan (“RSU Plan”) after termination of my employment, based on actual days worked and performance goals being met for the full period, but not an amount above the “target” award level,

I, Simon Nankervis, agree as follows:

1. I will at all times during and after my employment with the Company faithfully hold the Company’s Confidential Information in the strictest confidence, and I will use my best efforts and diligence to guard against its disclosure to anyone other than as required in the performance of my duties to the Company. I will not use Confidential Information for my own personal benefit or for the benefit of any competitor or other person. I understand that Confidential Information includes all information and materials relating to Intellectual Property, as defined below, the Company’s trade secrets and all information relating to the Company that the Company does not make available to the public. By way of example, Confidential Information includes information about the Company’s products, designs, processes, systems, marketing, promotional plans, technical procedures, strategies, costs, financial information, and many other types of information and materials. Upon termination of my employment with the Company, regardless of the reason for such termination, I will return to the Company all computers, data storage devices, documents and other materials of any kind that contain Confidential Information. I will not use any confidential information of any third party, including any prior employer, in breach of a legal obligation to that third party in the course of my work for the Company.

2. If I decide to resign my employment with the Company, I will provide the Company with thirty (30) days prior written notice.

3. If I leave the Company for any reason whatsoever, then for a period of eighteen (18) months after my separation from the Company, I will not directly or indirectly solicit, induce or attempt to influence any associate to leave the employment of the Company, nor will I in any way assist anyone else in doing so.

4. I agree that all inventions, designs and ideas conceived, produced, created, or reduced to practice, either solely or jointly with others, during my employment with the Company, including those developed on my own time, which relate to or are useful in the Company’s business (“Intellectual

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Property”) shall be owned solely by the Company. I understand that whether in preliminary or final form, such Intellectual Property includes, for example, all ideas, inventions, discoveries, designs, innovations, improvements, trade secrets, and other intellectual property. All Intellectual Property is either work made for hire for the Company within the meaning of the U. S. Copyright Act, or, if such Intellectual Property is determined not to be work made for hire, then I irrevocably assign all right, title and interest in and to the Intellectual Property to the Company, including all copyrights, patents, and/or trademarks. I will, without any additional consideration, execute all documents and take all other actions needed to convey my complete ownership of the Intellectual Property to the Company so that the Company may own and protect such Intellectual Property and obtain patent, copyright and trademark registrations for it. I agree that the Company may alter or modify the Intellectual Property at the Company’s sole discretion, and I waive all right to claim or disclaim authorship. I represent and warrant that any Intellectual Property that I assign to the Company, except as otherwise disclosed in writing at the time of assignment, will be my sole, exclusive, original work. I have not previously invented any Intellectual Property or I have advised the Company in writing of any prior inventions or ideas.

5. If I leave the Company for any reason whatsoever, then for a period of twelve (12) months after my separation from the Company, I will not, directly or indirectly, work for or contribute to the efforts of any business organization or entity that competes, or plans to compete, with the Company or its products and services. I understand that the Company at its discretion may waive this provision or shorten the twelve month period by giving me a written waiver. I also understand that the Company shall continue to pay me my base salary during the period I am required not to work for a competitor, except that in no case will the Company pay me my base salary for any portion of the period that I am employed or work for someone other than a competitor.

6. I understand and agree that if I breach any provision of this Agreement as determined in the sole discretion of the Company, then the Company may refrain from paying to me my account balance under the RSU Plan, all of which I will forfeit in that event.

7. I understand and agree that the Company has the right to suspend or terminate the RSU Plan at any time in the future, provided that such suspension or termination does not decrease the value of my then-current account balance.

8. I understand and agree that the Company is entitled, in addition to other remedies under this or any other Agreement related to my employment, to obtain an injunction against any potential or actual violation of this Agreement. This Agreement is in addition to and does not replace any other agreement between me and the Company relating to the subject matter hereof, and I acknowledge that the Company is entitled to enforce any such other agreement in addition to the provisions of this Agreement.

9. This Agreement cannot be changed in any way unless the Company agrees in writing. This Agreement will be governed by and interpreted in accordance with Pennsylvania law.

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September 7, 2011

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American Eagle Outfitters, Inc.

Date:	September 9, 2011	By:	/s/ James O’Donnell
(American Eagle Outfitters, Inc. Representative)
		Title:	Chief Executive Officer
Date:	September 9, 2011		/s/ Simon Nankervis
Simon Nankervis